Exhibit 99.1

                    Tyler Technologies Reports 17
         Percent Increase in Earnings for Third Quarter 2007

   Operating Income Reaches Record High on 10 Percent Revenue Growth


    DALLAS--(BUSINESS WIRE)--Oct. 24, 2007--Tyler Technologies, Inc. (NYSE:TYL) today reported the following financial results for the quarter ended September 30, 2007:

    -- Total revenues were $54.9 million, up 9.6 percent compared to $50.1 million in the same period last year. Software-related revenues (software licenses, software services and maintenance) grew in the aggregate 11.1 percent for the quarter.

    -- Operating income was $7.9 million, a 19.6 percent increase compared with operating income of $6.6 million in the same quarter of 2006.

    -- Net income was $5.2 million, or $0.12 per diluted share, an increase of 16.9 percent, compared to net income for the three months ended September 30, 2006 of $4.4 million, or $0.11 per diluted share.

    -- Free cash flow increased 33.9 percent to $14.7 million (cash provided by operating activities of $15.7 million minus capital expenditures of $1.0 million). For the third quarter of 2006, free cash flow was $11.0 million (cash provided by operating activities of $12.1 million minus capital expenditures of $1.1 million). For the nine months ended September 30, 2007, free cash flow rose 13.6 percent to $21.8 million (cash provided by operating activities of $24.5 million minus capital expenditures of $2.7 million). For the nine months ended September 30, 2006, free cash flow was $19.2 million (cash provided by operating activities of $22.7 million minus capital expenditures of $3.5 million).

    -- EBITDA, or earnings before interest, income taxes, depreciation and amortization, totaled $10.6 million. EBITDA for the third quarter of 2006 totaled $9.1 million.

    -- Gross margin was 39.4 percent, compared to 40.2 percent in the quarter ended September 30, 2006. Sequentially, gross margin for the third quarter improved from 37.6 percent in the second quarter of 2007.

    -- Selling, general and administrative expenses were $12.7 million (23.1 percent of revenues), compared to $12.4 million (24.8 percent of revenues) in the same quarter last year.

    -- Share-based compensation expense for the third quarter under SFAS No. 123R totaled $632,000, of which $59,000 was included in cost of revenues and $573,000 was included in selling, general and administrative expenses. For the third quarter of 2006, share-based compensation expense was $554,000, of which $37,000 was included in cost of revenues and $517,000 was included in selling, general and administrative expenses.

    -- Total backlog was $225.8 million at September 30, 2007, including $198.2 million of software-related backlog and $27.6 million of appraisal services backlog.

    -- Tyler is debt-free and ended the third quarter of 2007 with $48.7 million in cash and short-term investments. For the nine months ended September 30, 2007, the Company repurchased 889,120 shares of its common stock at a cost of $11.1 million.

    Revenues for the nine months ended September 30, 2007 increased
10.6 percent to $159.4 million from $144.1 million in 2006. Operating income for the first nine months of 2007 was $17.2 million, compared to $15.5 million in the first nine months of 2006. Net income for the nine months ended September 30, 2007 was $11.3 million, or $0.27 per diluted share, compared to net income of $10.2 million, or $0.24 per diluted share, for the comparable period of 2006.

    "Tyler continued to execute our business plan well and achieved results for the third quarter that showed improvement in line with our expectations," commented John S. Marr, Jr., Tyler's president and chief executive officer. "We reached new quarterly highs in several key measures, including total revenues, operating income, free cash flow and backlog.

    "We are pleased that total revenues increased by nearly ten percent to $55 million, even as we added to the base of recurring revenues from customers who have selected our subscription-based options, rather than purchasing the software under a traditional perpetual license arrangement. These 'software as a service' arrangements result in lower license revenues in the initial year as compared to traditional perpetual license sales, but generate higher overall revenues over the term of the contract. Although the number of clients choosing our subscription-based options in the third quarter represents a relatively small percentage of our new customers, the average size of those contracts was larger than in prior quarters. In fact, our two largest financial management system deals of the quarter were application service provider contracts with the Fort Worth Independent School District and the City of Richmond, California.

    "While this does not represent a fundamental change in our business model, we provide our solutions to clients under a variety of innovative options that address their specific needs. Government is relatively deliberate in its pace of change, but over time, we expect to generate significant subscription-based revenue. Our annualized revenue run rate in the third quarter for these subscription services is approximately $8.5 million, which is included in software services revenue on our income statements, and we expect the new subscription contracts signed in the third quarter will increase the annualized run rate in future quarters to more than $10.8 million," continued Mr. Marr.

    "This contract mix, coupled with contract terms on some existing projects that dictate deferral of license revenue recognition until certain milestones are achieved, contributed to a 21 percent decline in license revenues from last year's third quarter. However, software services revenues increased 26 percent, primarily driven by staffing increases that enabled us to deliver more services associated with implementations of our Odyssey courts and justice products, as well as a higher level of subscription-based services revenues. In addition, maintenance revenues increased 17 percent, reflecting our continued growth in our customer base from new sales, coupled with extremely high customer retention. Annual recurring revenues, including subscription-based services as well as maintenance and support, comprised approximately 45% of our total revenues in the third quarter of 2007.

    "Free cash flow for the third quarter grew 34 percent over the same period last year and for the first nine months of the year is nearly double GAAP net income," added Mr. Marr. "For the trailing twelve months ended September 30, 2007, Tyler posted $15.5 million in earnings, or $0.37 per diluted share, on revenues of $210.5 million, while generating $25.1 million of free cash flow (cash provided by operating activities of $28.7 million minus capital expenditures of $3.6 million). With total cash and investments of $48.7 million as of September 30, we have the resources to invest in growing our business.

    "We continue to spend aggressively on product development, with more than 420 developers working to maintain our competitive edge through improving existing products and building new products. We have also invested $9.0 million in cash in 'tuck-in' acquisitions this year, including the purchase of EDP Enterprises, Inc. in September, which significantly increased our presence in the public schools market in Texas.

    "Our guidance for the full year 2007 remains generally consistent with our communications last quarter. The markets we compete in continue to be active, and in some cases robust. We believe the Company is well-positioned to continue to execute our business model, with attractive long-term revenue growth and margin expansion opportunities," Mr. Marr concluded.

    Annual Guidance for 2007

    Total revenues for 2007 are currently expected to be in the range of $217 million to $220 million. Tyler expects to have diluted earnings per share of approximately $0.38 to $0.41 for the full year 2007. These estimates include assumed pretax expense for the year of approximately $2.3 million, or $0.04 per share after taxes, related to stock options and the Company's stock purchase plan. The Company currently estimates that its effective income tax rate for 2007 will be approximately 39 percent.

    Tyler expects that free cash flow for the year 2007 will be between $25 million and $28 million (cash provided by operations of $29 million to $31 million minus capital expenditures of between $3.5 million and $4.0 million).

    Tyler Technologies will hold a conference call on Thursday, October 25 at 12:00 p.m. Eastern Time to discuss the Company's results. To participate in the teleconference, please dial into the call a few minutes before the start time: (800) 817-8869 for U.S. dialers and (913) 312-0941 for international dialers. Please refer to confirmation code 4866768. A replay of the call will be available two hours after the completion of the call through October 31, 2007. To access the replay, please dial (888) 203-1112 for U.S. dialers and
(719) 457-0820 for international dialers. A live Webcast of the call can be accessed on the Company's Web site at www.tylertech.com. A replay will also be available on Tyler's Web site following the conference call.

    Based in Dallas, Tyler Technologies is a leading provider of end-to-end information management solutions and services for local governments. Tyler partners with clients to make local government more accessible to the public, more responsive to needs of citizens, and more efficient. Tyler's client base includes more than 6,000 local government offices throughout all 50 states, Canada, Puerto Rico and the United Kingdom. Tyler has been named one of "America's 200 Best Small Companies" by Forbes Magazine and one of "America's 100 Most Trustworthy Companies" by Audit Integrity, an independent research firm. More information about Tyler Technologies can be found at www.tylertech.com.

    Non-GAAP Measures:

    This press release discloses the financial measures of EBITDA and free cash flow. These financial measures are not prepared in accordance with generally accepted accounting principles (GAAP) and are therefore considered non-GAAP financial measures. The non-GAAP measures should be considered in addition to, and not as a substitute for, or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. The non-GAAP measures used by Tyler Technologies may be different from non-GAAP measures used by other companies. We believe the presentation of these non-GAAP financial measures provides useful information to users of our financial statements and is helpful to fully understand our past financial performance and prospects for the future. We believe these measures are widely used by investors, analysts, and other users of our financial statements to analyze operating performance and to compare our results to those of other companies, and they provide a more complete understanding of our underlying operational results and trends, as well as our marketplace performance and our ability to generate cash. In addition, we internally monitor and review these non-GAAP financial measures on a consolidated basis as some of the primary indicators management uses to evaluate Company performance and for planning and forecasting future periods. Management believes that EBITDA and free cash flow provide meaningful supplemental information to the investor to fully assess the financial performance, trends and future prospects of Tyler's core operations.

    Tyler Technologies, Inc. has included in this press release "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 concerning its business and operations. Tyler Technologies expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any change in its expectations. These expectations and the related statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to, changes in competition, changes in general economic conditions, changes in the budgets and regulatory environments of the Company's customers, risks associated with the development of new products and the enhancement of existing products, the ability to attract and retain qualified personnel, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.



                       TYLER TECHNOLOGIES, INC.
               CONDENSED CONSOLIDATED INCOME STATEMENTS
            (Amounts in thousands, except per share data)
                             (Unaudited)

                                      Three Months   Nine Months Ended
                                          Ended        September 30,
                                      September 30,
                                     --------------- -----------------
                                       2007    2006    2007     2006
                                     ------- ------- -------- --------
Revenues:
  Software licenses                  $ 8,196 $10,422 $ 24,560 $ 27,817
  Software services                   18,276  14,497   51,068   42,678
  Maintenance                         22,132  18,847   62,526   54,220
  Appraisal services                   4,927   4,920   16,514   14,727
  Hardware and other                   1,401   1,453    4,708    4,706
                                     ------- ------- -------- --------
    Total revenues                    54,932  50,139  159,376  144,148

Cost of revenues:
  Software licenses                    1,888   2,500    5,823    7,592
  Acquired software                      427     353    1,248    1,007
  Software services and maintenance   26,737  22,647   77,505   67,341
  Appraisal services                   3,248   3,386   11,340   10,246
  Hardware and other                   1,002   1,096    3,471    3,397
                                     ------- ------- -------- --------
    Total cost of revenues            33,302  29,982   99,387   89,583

  Gross profit                        21,630  20,157   59,989   54,565

Selling, general and administrative
 expenses                             12,691  12,421   38,448   35,578
Research and development expense         639     780    3,266    2,494
Amortization of customer and trade
 name intangibles                        372     326    1,075      973
                                     ------- ------- -------- --------
  Operating income                     7,928   6,630   17,200   15,520
Other income, net                        441     306    1,252      603
                                     ------- ------- -------- --------
Income before income taxes             8,369   6,936   18,452   16,123
Income tax provision                   3,209   2,523    7,141    5,938
                                     ------- ------- -------- --------
Net income                           $ 5,160 $ 4,413 $ 11,311 $ 10,185
                                     ======= ======= ======== ========

Earnings per common share:
   Basic                             $  0.13 $  0.11 $   0.29 $   0.26
                                     ======= ======= ======== ========
   Diluted                           $  0.12 $  0.11 $   0.27 $   0.24
                                     ======= ======= ======== ========

EBITDA (1)                           $10,553 $ 9,102 $ 25,008 $ 22,848
                                     ======= ======= ======== ========

Weighted average common shares
 outstanding:
   Basic                              38,688  38,705   38,717   38,947
   Diluted                            41,395  41,898   41,673   41,911




(1) Reconciliation of EBITDA         Three Months    Nine Months Ended
                                     Ended September   September 30,
                                           30,
                                    ---------------- -----------------
                                      2007    2006     2007     2006
                                    -------- ------- -------- --------
  Net income                        $ 5,160  $4,413  $11,311  $10,185
  Amortization of customer and
   trade name intangibles               372     326    1,075      973
  Depreciation and other
   amortization included in cost of
   revenues and selling, general
   and administrative expenses        2,269   2,145    6,720    6,619
  Interest income included in other
   income, net                         (457)   (305)  (1,239)    (867)
  Income tax provision                3,209   2,523    7,141    5,938
                                    -------- ------- -------- --------
  EBITDA                            $10,553  $9,102  $25,008  $22,848
                                    ======== ======= ======== ========




                       TYLER TECHNOLOGIES, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
                        (Amounts in thousands)


                                             September 30
                                                 2007     December 31,
                                             (unaudited)      2006
                                             ------------ ------------
ASSETS

Current assets:
     Cash and cash equivalents                 $   15,823   $   17,212
     Restricted cash equivalents                    4,462        4,962
     Short-term investments available-for-
      sale                                         28,390       19,543
     Accounts receivable, net                      56,919       58,188
     Other current assets                           8,888        9,190
     Deferred income taxes                          2,579        2,579
                                             ------------ ------------
           Total current assets                   117,061      111,674

Accounts receivable, long-term portion                 62        1,675
Property and equipment, net                         9,556        7,390

Other assets:
     Goodwill and other intangibles, net          102,363       99,371
     Other                                            188          166
                                             ------------ ------------

Total assets                                   $  229,230   $  220,276
                                             ============ ============


LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
     Accounts payable and accrued
      liabilities                              $   20,868   $   22,798
     Deferred revenue                              66,655       62,387
                                             ------------ ------------
           Total current liabilities               87,523       85,185

Deferred income taxes                               8,130        9,216
Shareholders' equity                              133,577      125,875
                                             ------------ ------------

Total liabilities and shareholders' equity     $  229,230   $  220,276
                                             ============ ============



    CONTACT: Tyler Technologies, Inc.
             Brian K. Miller, 972-713-3720
             Senior Vice President - CFO
             brian.miller@tylertech.com